EXHIBIT 10.22

31-41 Worship Street

London

EC2A2DX

+44 (0)20 3824 6020

infoEU@wisdomtree.com

www.wisdomtree.com

Dear Alexis,

Proposed change to your contract of employment

Following our discussions, the Company wishes to grant you a restricted stock award and propose amending your employment contract to reflect this.

The proposed change to your contract of employment dated 8 June 2017 is set out below.

1.	Section 8 shall be amended by inserting the following clause 8.7:

8.7

Employee will be entitled to a special one-time restricted stock grant of the number of shares of common stock of WisdomTree Investments, Inc. (“WTI”) obtained by dividing £25,000 (twenty-five thousand British Pounds) by the closing price of WTI’s common stock on July 3, 2017 (the Commencement Date) under the UK Sub-Plan of WTI’s 2016 Equity Plan (“Restricted Stock”). The shares of Restricted Stock will vest in three (3) equal annual installments, commencing on the first anniversary of Employee’s Commencement Date, subject to continued employment, and shall be subject to the terms of the associated Restricted Stock Agreement.

If you agree to these changes, please indicate your acceptance by signing this letter. The change shall be immediately effective from the date of your signature. You should then keep your signed copy of this letter safe together with your Contract, which shall be amended by this letter.

Yours sincerely

For and on behalf of Wisdom Tree Europe Ltd

I agree that my Contract shall be varied by the revised

terms set out in this letter with immediate effect.

Signed /s/ Alexis Marinof

Date 20 July 2017